CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm,” and “Portfolio Holdings Disclosure Policy,” and to the use of our report dated January 16, 2007 on the November 30, 2006 financial statements of State Farm Growth Fund, State Farm Balanced Fund, State Farm Interim Fund, and State Farm Balanced Fund, each a series of State Farm Associates’ Funds Trust and its incorporation by reference in the Registration Statement (Form N-lA) and in the related Prospectus and Statement of Additional Information, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 53 to the Registration Statement under the Securities Act of 1933 (Registration No. 2-27058).

/s/ ERNST & YOUNG LLP

Chicago, Illinois

March 27, 2007